Exhibit 99.1

Selected Financial Information Provided to Prospective Debt Financing Sources

Description of Transaction

On December 20, 2013, Arden Group, Inc. (the “Registrant” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GRCY Holdings, Inc. (“Parent”) and GRCY Acquisition, Inc. (“Merger Sub”) providing for the merger, upon the terms and subject to the conditions set forth in the Merger Agreement, of Merger Sub with and into Registrant with Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of TPG Capital, L.P. (the “Sponsor”) and were formed solely for the purposes of executing the Merger Agreement and facilitating the Merger. Subject to the terms and conditions of the Merger Agreement, the merger consideration will consist of cash in an amount of $126.50 per share of Registrant’s Class A Common Stock, par value $0.25 per share (the “Common Stock”), without interest.

Parent expects the total amount of funds necessary for Parent to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $402 million, which it anticipates paying through a combination of a $150 million senior term loan, $75 million in senior unsecured notes and an equity investment from TPG Partners VI, L.P. (“Fund VI”) or other parties to whom Fund VI may assign a portion of its equity commitment. In connection with the proposed senior secured debt portion of the financing, Registrant intends to make a presentation to lenders and prospective lenders (the “Lender Presentation”).

Included in the Lender Presentation is a presentation of “Adjusted EBITDA.” “Adjusted EBITDA” as presented represents operating income before interest, income taxes, depreciation and amortization and includes adjustments for stock appreciation rights compensation expense (income), chairman expenses, certain public company expenses, transaction related costs, store closures/openings, CBA bonus, loss (gain) on exit activities and workers compensation reserve adjustments. Adjusted EBITDA does not represent and should not be considered as an alternative to results of operations or cash flow as determined by Generally Accepted Accounting Principles (“GAAP”), and our calculations thereof may not be comparable to that reported by other companies. We present Adjusted EBITDA because we believe it may provide useful information regarding our ability to service and/or incur indebtedness. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•     does not reflect our historical or future requirements for capital expenditures;

•     does not reflect changes in our working capital needs;

•     excludes income tax payments that represent a reduction in cash available to us;

•     includes adjustments for income and expenses that may or may not be applicable to future periods; and

•     may be calculated differently by other companies in our industry, thereby limiting the usefulness as a comparative measure.

Reconciliation of Operating Income to Adjusted EBITDA

The unaudited table below reconciles operating income to Adjusted EBITDA for the historical periods presented.

Adjusted EBITDA Reconciliation

Adjusted EBITDA Reconciliation

($ in millions, FYE December)	Historical 2010	Historical 2011	Historical 2012	LTM 9/28/13
Operating Income	$ 30.1	$ 26.1	$ 31.6	$ 31.7
Depreciation	5.3	5.0	5.0	4.8
EBITDA	**$ 35.4**	**$ 31.1**	**$ 36.5**	**$ 36.5**
SARs Expense (Income)	(0.4)	0.5	0.4	3.7
Chairman Expenses	1.5	1.4	1.5	1.5
Certain Public Company Expenses	0.3	0.4	0.3	0.3
Transaction Related Costs	-	-	-	0.3
Store Closures/Openings	0.9	1.2	0.7	0.6
CBA Bonus	-	0.5	(0.5)	0.2
Loss (Gain) on Exit Activity	(0.8)	-	1.9	0.1
Workers Comp Reserve Adjustment	-	0.1	(0.0)	0.1
Adj. EBITDA	**$ 36.9**	**$ 35.2**	**$ 40.9**	**$ 43.3**
% Margin	*8.9%*	*8.2%*	*9.3%*	*9.6%*

Select Commentary

- Represents the expense associated with outstanding SARs issued to certain employees and non-employee directors
- Management has added back this expense to earnings as it is primarily a non-cash expense
- The expense is recorded using the Black-Scholes model every quarter and reflects changes in fair value and in vesting

- Adjusted for the historical losses of closed stores (Northridge & Pasadena) and the initial operating loss of the Long Beach store

- Closed the Northridge and Pasadena stores in February 2012 and June 2013, respectively

GELSON'S THE Super MARKET

See the footnotes below for an explanation of certain EBITDA adjustments included on the previous page.

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SARs Compensation Expense (Income): The Company excludes stock-based compensation expense (income) related to phantom stock units from its non-GAAP financial measures because they are primarily non-cash charges.

●	Chairman Expenses: Reflects the elimination of costs associated with the Chairman’s office.

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Certain Pubic Company Expenses: Reflects the elimination of costs incurred as a result of being a public company which are not expected to be incurred after the Merger is completed. This includes costs associated with preparing SEC filings, NASDAQ fees, transfer agent fees and directors’ fees.

●	Transaction Related Costs: Consists of transaction related expenses in connection with the Merger of the Company to an affiliate of the Sponsor.

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Store Closures/Openings: The Company excludes operating losses for stores that have been closed, as well as preopening costs related to new stores, from its non-GAAP measures. The Company opened a new store in Long Beach, California in November 2013.

●	CBA Bonus: Reflects the allocation of union bonuses paid in accordance with a collective bargaining agreement (CBA) to the period to which the expense relates versus when it was paid.

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Loss (Gain) on Exit Activity: In fiscal 2010, the Company recognized a gain related to the early termination of a lease in which a subsidiary of the Company was the lessee. The Company excludes the gain, as well as net rental income, recognized from the sublease of this property from our non-GAAP financial measures. The Company also adds back losses related to the exit activities associated with the closings of its Northridge store in February 2012 and its Pasadena store in June 2013.

●	Workers Compensation Reserve Adjustment: Reflects the reversal of workers compensation reserve adjustments related to prior years’ claims.